Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of May 31, 2012, is entered into by and among Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), and HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P., HealthCor, L.P. and HealthCor Long Offshore Master Fund, L.P. (collectively, the “Stockholders”) and HealthCor Management, L.P.

WITNESSETH:

WHEREAS, the Stockholders are the beneficial owners of 10,500,000 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (“Common Stock”), which represents approximately 6.1% of the issued and outstanding shares of Common Stock;

WHEREAS, on May 21, 2012, the Stockholders and HealthCor Management, L.P. filed a verified complaint (the “Lawsuit”) against the Company and its directors in the Court of Chancery of the State of Delaware (the “Court”); and

WHEREAS, the Company, the Stockholders and HealthCor Management, L.P. desire to undertake the actions and agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, respective covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

BOARD OF DIRECTORS

1.1	Director Nominees

Having considered the request of the Stockholders that each of Stuart Lawson Bascomb, Ralph Holloway Thurman and David Stevens (collectively, the “Nominees”) be nominated for election to the Company’s board of directors (the “Board”) at the annual meeting of stockholders of the Company in 2012 (the “2012 Meeting”), and having received the consent of the Nominees to act as a director, the Nominating and Governance Committee of the Board (the “Governance Committee”) has reviewed the nominations and has recommended that the Board nominate the Nominees for election as directors of the Company at the 2012 Meeting on the terms set out in this Agreement. Based upon such recommendation, concurrent with the execution and delivery of this Agreement, the Board has (i) increased the size of the Board by two directors (to a total of nine directors), effective as of the 2012 Meeting, and (ii) determined to nominate the Nominees for election as directors of the Company at the 2012 Meeting, and to prepare, file with the Securities and Exchange Commission and disseminate to the Company’s stockholders, supplemental proxy soliciting materials describing the terms of this Agreement. If each Nominee is elected by the Company’s stockholders to serve as a director on the Board at the 2012 Meeting, such Nominee shall serve until the annual meeting of stockholders of the

Company in 2013 (the “2013 Meeting”), or until his earlier death, resignation, disqualification or removal. The Stockholders acknowledge and agree that the Company shall be under no obligation to nominate the Nominees or any other designee of the Stockholders for election to the Board at the 2013 Meeting. It is further agreed that (a) each of Paul M. Black, Dennis H. Chookaszian, Robert J. Cindrich, Philip D. Green, Michael J. Kluger and Glen E. Tullman shall be nominated for election as a director at the 2012 Meeting along with the Nominees, (b) except as otherwise provided in this Section 1.1, the size of the Board shall not be increased to more than nine during the Covered Period unless agreed to in writing by the parties to this Agreement and (c) if elected, (x) Mr. Thurman shall initially be appointed to serve as a member of the Compensation Committee and (y) one of the remaining two Nominees shall initially be appointed to serve as a member of the Audit Committee, in the case of (x) or (y), subject to the Nominee accepting such appointment. The Company (A) shall use commercially reasonable efforts to convene and hold the 2012 Meeting on June 15, 2012 or as soon thereafter as is reasonably practicable and (B) to the extent the Company solicits proxies in favor of the election of the nominees at the 2012 Meeting, shall use the same solicitation efforts in favor of the Nominees as for all other nominees. In the event that the 2012 Meeting is not held (including as a result of adjournment) prior to June 25, 2012, then the Company shall, no later than June 25, 2012, increase the size of the Board to ten directors and concurrently appoint the Nominees as directors effective as of such date (with the number of directors being reduced to nine as of the 2012 Meeting). The Company agrees that if any Nominee resigns as a director or is otherwise unable to serve as a director during the Covered Period, including as a result of death or disability, the Company shall provide the Stockholders with criteria established by the Board for a substitute person to fill the resulting vacancy and the Stockholders shall have the right to nominate a substitute person who satisfies such criteria, subject to the approvals of the Nominating and Governance Committee of the Board and of the Board, in each case after consideration of the substitute person in good faith and exercising its fiduciary duties, which approvals shall not be unreasonably withheld.

1.2	Nature of Rights

Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Article 1 shall be personal to the Stockholders and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Stockholders

The Stockholders represent and warrant to the Company that, as of the date hereof:

(a)	one or more of the Stockholders is the direct or indirect beneficial owner of the Shares;

(b)	each of the Stockholders that is not an individual is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement;

(c)	this Agreement has been duly executed and delivered by the Stockholders;

(d)	this Agreement constitutes the valid and binding agreement of the Stockholders, enforceable against the Stockholders in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect; and

(e)	no Nominee (or any Family Member, as defined in Nasdaq Rule 5605(a)(2)) has any contract, arrangement or understanding with any of the Stockholders or their Representatives (whether or not relating to the Company), other than the nominee letter agreements in the form provided to the Company, and none of the Nominees (or any Family Member) is an investor in any fund of, or co-investor with, the Stockholders or any of their affiliates.

2.2	Representations and Warranties of the Company

The Company represents and warrants to the Stockholders that, as of the date hereof:

(a)	the Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement;

(b)	this Agreement has been duly executed and delivered by the Company;

(c)	this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect; and

(d)	the actions contemplated by Section 1.1 of this Agreement have been duly and validly authorized by all necessary corporate action and expressly approved by the Board.

ARTICLE 3

COVENANTS

3.1	Covenants of the Stockholders

(a)	Concurrently with the execution of this Agreement, the Stockholders and HealthCor Management, L.P. shall file the Notice of Dismissal of All Claims With Prejudice in the form attached hereto as Exhibit A, each party to bear its own attorneys’ fees, costs and expenses with respect to the Lawsuit. The Stockholders and HealthCor Management, L.P., for themselves and for their Representatives, past and present, hereby covenant not to sue, and forever fully release and discharge the Company and each controlling person, officer, director, stockholder, agent, affiliate, employee, partner, attorney, assign, executor, administrator, predecessor and successor, past and present, of the Company from any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever in connection with, relating to or resulting from the Lawsuit, the claims made therein and any facts, actions, events or circumstances relating thereto; provided, however, that the foregoing does not release or discharge in connection with, or require the Stockholders to opt out of, any class action lawsuit brought against the Company by an unaffiliated third party that does not challenge (i) the validity or application of Article II, Section 1(b) or Article III, Section 1 (fifth paragraph) of the Company’s By-Laws, (ii) any public disclosures alleged in the Lawsuit, or (iii) any public disclosures concerning, relating to, or made in connection with the 2012 Meeting.

(b)	The Stockholders hereby irrevocably withdraw their demands in connection with the 2012 Meeting for a stockholder list and other related materials and books and records pursuant to Section 220 of the General Corporation Law of the State of Delaware or otherwise. The Stockholders shall promptly return materials and summaries or duplicates thereof, if any, that have been delivered in connection with such request to the Stockholders, their affiliates or any of their respective directors, officers, partners, members, employees, agents (acting in such capacity), directly or indirectly controlled investment funds and any Person in which the Stockholders and/or such funds beneficially own and/or exercise control or direction over, directly or indirectly, securities carrying more than fifty percent (50%) of the voting rights of such Person (collectively, “Representatives”). The Company shall promptly reimburse the Stockholders for their $1,500 payment made to the Company in connection with obtaining the stockholder list and other related materials and books and records.

(c)	Each of the Stockholders agrees with the Company that, at the 2012 Meeting, it shall, and shall cause each of its Representatives to, vote all of the shares of Common Stock beneficially owned or over which control or direction is exercised by it:

(i)	for each of the Company’s nominees for election to the Board; and

(ii)	with respect to any matters being voted on at the 2012 Meeting (other than proposal 3, as described in the Company’s Proxy Statement on Schedule 14A, filed with the SEC on May 16, 2012), in accordance with the recommendation of the Board.

(d)	Each of the Stockholders agrees with the Company that, during the period commencing on the date hereof and ending on the date that is the earliest to occur of (i) the date on which this Agreement terminates in accordance with Section 4.1, (ii) 30 days prior to the expiration of the advance notice period for the nomination of directors by stockholders at the 2013 Meeting and (iii) 30 days prior to the expiration of the advance notice period for the making of proposals by stockholders at the 2013 Meeting (the “Covered Period”), it shall not, and shall cause each of its Representatives not to, in any manner, directly or indirectly (including by initiating, advising, assisting or facilitating the taking of any actions by any other Person), alone or in concert with others:

(i)	propose to any Person, or effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”); provided, however, that this clause (i) shall not preclude the tender by a Stockholder of any voting securities of the Company into any tender or exchange offer or vote by a Stockholder of any voting securities of the Company in favor of any Extraordinary Transaction;

(ii)	form, join, encourage, influence, advise or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, except for any “group” solely among the Stockholders and affiliates thereof;

(iii)	make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise or influence any Person with respect to the voting of, any securities of the Company for the election of individuals to the Board or to approve stockholder proposals;

(iv)	make or be the proponent of any stockholder proposal;

(v)	(1) call or seek to call a meeting of stockholders, (2) seek representation on the Board, except as set forth herein, or (3) seek the removal of any member of the Board;

(vi)	take any action, alone or in concert with others, in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board; (B) any material change in the capitalization or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive, or make amendments or modifications to, the Company’s Certificate of Incorporation or By-Laws, or other actions which may impede the acquisition of control of the Company by any Person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, NASDAQ; or (F) causing a class of equity securities of the issuer to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)	make any public disclosure, or take any action that could require the Company to make any public disclosure, with respect to any of the foregoing matters or any matters being voted on at the 2012 Meeting; or

(viii)	request in a public manner or in a manner that could reasonably be expected to result in a public disclosure that the Company or any of its representatives, directly or indirectly, release any of the Stockholders from, amend or waive, or otherwise take any action that is inconsistent with the foregoing matters.

Notwithstanding anything in this Section 3.1(d) to the contrary, in the case of subsections (i), (iv) and (vi), nothing shall prohibit the Stockholders from (i) communicating privately with the Company’s directors, executive officers or the Company’s senior investor relations officer or such other Person(s) as the Company may designate in writing so long as such communications could not reasonably be expected to result in any public disclosure of such communications; or (ii) publicly commenting on an Extraordinary Transaction or other fundamental corporate change proposed by the Company after the date hereof.

(e)	The Stockholders shall, and shall cause their applicable affiliates to, promptly file an amendment to the Schedule 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Stockholders shall provide the Company with one business day to review and comment on such amendment in advance of filing.

3.2	Covenants of the Company

(a)	The Company, for itself and for its directors, officers, employees, agents (acting in such capacity) and affiliates, past and present, hereby covenants not to sue, and forever fully releases and discharges the Stockholders and each controlling person, officer, director, stockholder, agent, affiliate, employee, partner, attorney, assign, executor, administrator, predecessor and successor, past and present, of the Stockholders from any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever in connection with, relating to or resulting from the Lawsuit, the claims made therein, any facts, actions, events or circumstances relating thereto or any filings made by the Stockholders with the Securities and Exchange Commission prior to the date of this Agreement; provided, however, that this release shall not apply with respect to any claims concerning, relating to or arising out of any Stockholder’s conduct with respect to any class action permitted by Section 3.1(a).

(b)	The Company shall promptly file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Stockholders with one business day to review and comment on such amendment, and on the supplemental proxy soliciting materials referred to in Section 1.1, in advance of filing.

ARTICLE 4

TERMINATION

4.1	Termination

(a)	This Agreement shall remain in full force and effect until the earliest of:

(i)	The Company’s material breach of its obligations under Section 1.1 of this Agreement, provided that (if such breach is curable) the Company has received ten days prior written notice of such breach and such breach has not been cured prior to the expiration date of such ten day period;

(ii)	the date that is 30 days prior to the expiration of the earliest to occur of the advance notice period for the nomination of directors or the advance notice period for the making of proposals by stockholders at the 2013 Meeting; and

(iii)	such other date established by mutual written agreement of the Company and the Stockholders.

4.2	Effect of Termination

Notwithstanding Section 4.1, (a) Sections 3.1(a) (except in the event of a termination for breach in connection with a failure to comply with Section 1.1 of this

Agreement) and 3.2(a) shall survive the termination of this Agreement and (b) this Article 4 and Article 5 shall survive the termination of this Agreement. No termination pursuant to Section 4.1 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 5

GENERAL

5.1	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Company:	Allscripts Healthcare Solutions, Inc. 222 Merchandise Mart Plaza, Suite 2024 Chicago, IL 60654 Attention: General Counsel Telephone: (312) 447-2456 Facsimile: (919) 800-6196

If to the Stockholders and any of their Representatives	c/o HealthCor Management, L.P. Carnegie Hall Tower 152 West 57th Street, 43rd Floor New York, NY 10019 Attention: John Coghlin Telephone: (212) 622-7733 Facsimile: (646) 417-5233

5.2	No Third-Party Beneficiaries

Nothing in this Agreement (except for the releases contained in Sections 3.1(a) and 3.2(a), which are intended to benefit the Persons named therein), whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party.

5.3	Communications

During the Covered Period, neither the Stockholders nor any of the Stockholders’ Representatives will initiate or cause to be initiated any communication with the Company relating to the business of the Company or its affiliates other than through the Company’s directors, executive officers or the Company’s senior investor relations officer or such other Person(s) as the Company may designate in writing. The parties agree that the press release attached as Exhibit B will be issued upon execution of this Agreement.

During the Covered Period, each party hereto shall refrain from making, causing to be made, or allowing any of its Representatives from making, any public statement or announcement that disparages, (a) the Company, its officers or its directors or any person who has served as an officer or director of the Company, (b) any action or matter publicly disclosed by the Company prior to the date of this Agreement, (c) the Stockholders and the Stockholders’ advisors, their respective employees or any person who has served as an employee of the Stockholders and the Stockholders’ advisors or (d) any of their respective affiliates, on or following the date hereof. The foregoing shall not prevent (i) any public statement or announcement with respect to an Extraordinary Transaction or other fundamental corporate change proposed by the Company that is publicly announced by the Company after the date of this Agreement or (ii) the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

5.4	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

5.5	Assignment; Successors

This Agreement shall be binding upon and inure to the benefit of and be enforceable only by the parties hereto. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

5.6	Amendments; Waivers

Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

5.7	Entire Agreement

This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

5.8	Counterparts

To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

5.9	Expenses

All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such cost or expense. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the legal fees and expenses such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

5.10	Captions

The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

5.11	HealthCor Related Parties

The Stockholders shall cause their affiliates and other Representatives (including, for the avoidance of doubt, all signatories to the Schedule 13D filed on May 16, 2012 by the Stockholders) to comply with the terms of this Agreement applicable to the Stockholders to the same extent as if such Persons were parties hereto.

5.12	Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Chief Executive Officer

HEALTHCOR OFFSHORE MASTER FUND, L.P.

By:	HEALTHCOR OFFSHORE GP, LLC

By:	/s/ Joseph Healey
Name:	Joseph Healey

Title:	Co-CEO

HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By:	HEALTHCOR HYBRID OFFSHORE GP, LLC

By:	/s/ Joseph Healey
Name:	Joseph Healey
Title:	Co-CEO

HEALTHCOR, L.P.

By:	HEALTHCOR CAPITAL, L.P.

By:	/s/ Joseph Healey
Name:	Joseph Healey
Title:	Co-CEO

HEALTHCOR LONG OFFSHORE MASTER FUND, L.P.

By:	HEALTHCOR LONG MASTER GP, LLC

By:	/s/ Joseph Healey
Name:	Joseph Healey
Title:	Co-CEO

HEALTHCOR MANAGEMENT, L.P.

By:	HEALTHCOR ASSOCIATES, LLC, its
general partner

By:	/s/ Joseph Healey
Name:	Joseph Healey
Title:	Co-CEO